Exhibit (j) under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K





           Consent of Independent Registered Public Accounting Firm


We  consent  to the  references  to our  firm  under  the  caption  "Financial
Highlights" in the Class A, Class B, and Class C Shares' Prospectus for Federated High Income Bond Fund, Inc. and under the caption "Independent Registered Public Accounting Firm" in the Class A, Class B, and Class C Shares' Statement of Additional Information for Federated High Income Bond Fund, Inc. in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 2-60103) of Federated High Income Bond Fund, Inc. and to the incorporation by reference of our report dated May 9, 2005 on Federated High Income Bond Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended March 31, 2005.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
May 25, 2005